Exhibit K-5
                                                                    -----------



                       INSURANCE AND INDEMNITY AGREEMENT


                                    between


                          AMBAC ASSURANCE CORPORATION


                                      and


                     Special Value Opportunities Fund, LLC




                           Dated as of July 13, 2004




                                SENIOR FACILITY


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                               Table of Contents
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ARTICLE I. DEFINITIONS...........................................................................................2

         1.1.         General Definitions........................................................................2

         1.2.         Generic Terms..............................................................................8

ARTICLE II. REPRESENTATIONS, WARRANTIES AND COVENANTS............................................................8

         2.1.         Representations and Warranties of the Borrower.............................................8

         2.2.         Affirmative Covenants of the Borrower......................................................8

         2.3.         Negative Covenants of the Borrower........................................................13

ARTICLE III. CONDITIONS TO ISSUANCE OF THE LOANS INSURANCE POLICY...............................................16

         3.1.         Issuance of the Loans Insurance Policy....................................................16

         3.2.         Payment of Fees...........................................................................16

         3.3.         Closing Documents.........................................................................16

         3.4.         Certified Documents and Resolutions.......................................................16

         3.5.         Incumbency Certificate....................................................................17

         3.6.         Representations and Warranties............................................................17

         3.7.         Opinions of Counsel.......................................................................17

         3.8.         Approvals, etc............................................................................17

         3.9.         No Litigation, etc........................................................................17

         3.10.        Legality..................................................................................17

         3.11.        Shadow Ratings............................................................................18

         3.12.        Filings and Recording.....................................................................18

         3.13.        No Default................................................................................18

         3.14.        Additional Items..........................................................................18

ARTICLE IV. REIMBURSEMENT; INDEMNIFICATION......................................................................19

         4.1.         Policy Premium............................................................................19

         4.2.         Reimbursement and Additional Payment Obligation...........................................19

         4.3.         Indemnification by Borrower...............................................................20

         4.4.         Conduct of Actions or Proceedings.........................................................20

         4.5.         Contribution..............................................................................21

         4.6.         Payment Procedure.........................................................................22

ARTICLE V. FURTHER AGREEMENTS...................................................................................22

         5.1.         Effective Date; Term of Agreement.........................................................22

         5.2.         Obligations Absolute......................................................................23

         5.3.         Assignments; Reinsurance; Third-Party Rights..............................................25

         5.4.         Liability of Ambac........................................................................26

ARTICLE VI. EVENTS OF DEFAULT; REMEDIES.........................................................................26

         6.1.         Events of Default.........................................................................26

         6.2.         Remedies; Waivers.........................................................................28

ARTICLE VII. MISCELLANEOUS......................................................................................29

         7.1.         Amendments, etc...........................................................................29

         7.2.         Tax Related Restructuring.................................................................29

         7.3.         Notices...................................................................................30

         7.4.         Severability..............................................................................31

         7.5.         Governing Law.............................................................................31

         7.6.         Consent to Jurisdiction...................................................................31

         7.7.         Consent of Ambac..........................................................................32

         7.8.         Counterparts..............................................................................32

         7.9.         Headings..................................................................................32

         7.10.        Trial by Jury Waived......................................................................32

         7.11.        Limited Liability.........................................................................33

         7.12.        Entire Agreement..........................................................................33

         7.13.        Limited Recourse..........................................................................33

         7.14.        No Bankruptcy Petition....................................................................33

         7.15.        Location of Delivery, etc.................................................................33
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                       INSURANCE AND INDEMNITY AGREEMENT


         INSURANCE AND INDEMNITY AGREEMENT, dated as of July 13, 2004 (as may be amended, modified or supplemented from time to time, this "Agreement") among Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance corporation ("Ambac"), Special Value Opportunities Fund, LLC, a limited liability company incorporated under the laws of Delaware (the "Borrower").

                            INTRODUCTORY STATEMENTS

The Borrower may incur up to $473,000,000 of Loans under Senior Secured Revolving Notes and Senior Secured Swing-Line Notes (the "Lender Notes") pursuant to the Credit Agreement (as amended, supplemented or modified from time to time with the written consent of Ambac, the "Credit Agreement"), dated as of July 13, 2004, among the Borrower, CDC Financial Products Inc., as administrative agent (in such capacity, the "Administrative Agent") and as arranger, Ambac, as insurer, and various financial institutions, which are, or may become, party thereto, as lenders (the "Lenders"), as such Credit Agreement may be amended, supplemented and in accordance with its terms, including with the consent of Ambac to the extent required therein; provided that if the Credit Agreement is terminated prior to the termination of this Agreement, then for all purposes of this Agreement, references to the Credit Agreement shall me the Credit Agreement as in effect immediately prior to its termination. The Borrower shall use the proceeds of the Loans made under the Lender Notes for the uses described in Section 6.1.17 of the Credit Agreement.

         The Borrower has requested that Ambac, subject to the terms and conditions set forth herein and in the Loans Insurance Policy, issue its Loans Insurance Policy (as defined herein) pursuant to which Ambac will insure certain payments with respect to the Loans made under Lender Notes.

         As consideration for Ambac issuing the Loans Insurance Policy, the Borrower has agreed to pay Ambac a periodic premium, to reimburse Ambac for any amounts paid by Ambac under the Loans Insurance Policy and to indemnify or reimburse Ambac for certain liabilities, costs and expenses, all as more fully set forth herein.

         Accordingly, the parties hereto desire to specify the conditions precedent to the issuance of the Loans Insurance Policy by Ambac and to provide for the indemnification of Ambac and certain other matters.

                                   AGREEMENTS

         THEREFORE, in consideration of the premises set forth herein and in the Credit Agreement, Ambac and the Borrower hereby agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

         1.1. General Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. In addition, the following words and phrases shall have the following meanings:

         "Accrued Liabilities" has the meaning specified in Section 4.2 hereof.

         "Accrued Liabilities Interest Rate" means, as of any date of calculation, the per annum rate of interest equal to the Federal Funds Effective Rate plus 3% (which amount of interest shall be calculated by Ambac and evidenced by a certificate of Ambac delivered to the Borrower). The Accrued Liabilities Interest Rate shall be computed on the basis of a year of 365 days and the actual number of days elapsed. In no event shall the Accrued Liabilities Interest Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

         "Adjusted Contributed Company Capital" has the meaning set forth in the Credit Agreement.

         "Ambac Required Reserve Amount" has the meaning set forth in the Premium Letter.

         "Board of Directors" means the Board of Directors of the Borrower or any duly authorized designee thereof.

         "Borrowing Request" has the meaning set forth in the Credit Agreement.

         "Certificate of Formation" means the Certificate of Formation of the Borrower, filed with the Secretary of State of the State of Delaware on February 18, 2004, and any and all amendments thereto and restatements thereof filed with the Secretary of State of the State of Delaware.

         "Closing Date" means July 13, 2004.

         "Code" has the meaning set forth in the Credit Agreement.

         "Collateral" has the meaning set forth in the Pledge and Intercreditor Agreement.

         "Collateral Documents" has the meaning set forth in the Credit
Agreement.

         "Collateral Valuation Schedule" has the meaning set forth in the Credit Agreement.

         "Common Shareholder" has the meaning set forth in the Credit
Agreement.

         "Common Shareholders' Escrow Account" has the meaning set forth in the Custodial Agreement.

         "Company Equity" has the meaning set forth in the Credit Agreement.

         "Company Tax Distribution" has the meaning set forth in the Credit Agreement.

         "Contributed Company Capital" has the meaning set forth in the applicable Collateral Valuation Schedule.

         "Controlling Class" has the meaning set forth in the Credit Agreement or the Pledge and Intercreditor Agreement, as applicable.

         "Credit Document" has the meaning set forth in the Credit Agreement.

         "Custodial Agreement" has the meaning set forth in the Credit
Agreement.

         "Custodian" has the meaning set forth in the Credit Agreement.

         "Default" means any event which results, or which with the giving of notice or the lapse of time or both would result, in an Event of Default.

         "Event of Default" has the meaning given that term in Section 6.1 hereof.

         "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Ambac from three Federal funds brokers of recognized standing selected by Ambac.

         "Fund Investments" has the meaning set forth in the applicable Collateral Valuation Schedule.

         "GAAP" has the meaning set forth in the Credit Agreement.

         "Increase Endorsement" means an endorsement to the Preferred Shares Insurance Policy in the form set forth as Exhibit B to the Preferred Shares Insurance Policy.

         "Indebtedness" means, with respect to any Person at any time: (a) any indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) any obligations of such Person as lessee under leases which should have been or should be, in accordance with U.S. generally accepted accounting principles, recorded as capital leases; (c) any obligations issued for or liabilities incurred on the account of such Person; (d) any obligations or liabilities of such Person arising under acceptance facilities; (e) any obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (f) any obligations of such Person secured by any lien on property or assets of such Person; or (g) any obligations of such Person under any interest rate or currency exchange agreement.

         "Insured Obligations" has the meaning set forth in the Loans Insurance Policy.

         "Investment Company Act" has the meaning set forth in the Credit Agreement.

         "Investment Holdings Subsidiary" has the meaning set forth in the applicable Collateral Valuation Schedule.

         "Investment Manager" has the meaning set forth in the Credit
Agreement.

         "Investment Management Agreement" has the meaning set forth in the Credit Agreement.

         "Lien" has the meaning set forth in the Credit Agreement.

         "Loans Insurance Policy" means the Financial Guaranty Insurance Policy No. AB0779BE relating to the Loans under the Credit Agreement.

         "Loan" has the meaning set forth in the Credit Agreement.

         "Losses" means an amount equal to (a) any actual out-of-pocket damages incurred by the party entitled to indemnification or contribution hereunder, plus (b) any actual out-of-pocket costs or expenses incurred by such party, including reasonable fees or expenses of its counsel and other expenses incurred in connection with investigating or defending any claim, action or other proceeding which entitle such party to be indemnified hereunder (subject to the limitations set forth in Section 4 hereof), to the extent not paid, satisfied or reimbursed from funds provided by any other Person other than an affiliate of such party (provided that the foregoing shall not create or imply any obligation to pursue recourse against any such other Person), plus (c) interest on the amount paid by the party entitled to indemnification or contribution from the date of such payment to the date of payment by the party who is obligated to indemnify or contribute hereunder at the statutory rate applicable to judgments for breach of contract.

         "Market Value" has the meaning set forth in the applicable Collateral Valuation Schedule.

         "Market Value Price" has the meaning set forth in the applicable Collateral Valuation Schedule.

         "Material Adverse Change" means, in respect of any Person, a material adverse change in (i) the business, prospects, financial condition, results of operations or properties of such Person and of its Subsidiaries taken as a whole, or (ii) the ability of such Person to perform its obligations under the Transaction Documents to which it is a party.

         "Moody's" has the meaning set forth in the Credit Agreement.

         "Moody's Collateral Valuation Schedule" means the Moody's Collateral Valuation Schedule attached as Schedule 9 to the Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Credit Agreement and with the written consent of Ambac. If the Credit Agreement shall for any reason terminate prior to the termination of this Agreement, then the "Moody's Collateral Valuation Schedule" shall be the Moody's Collateral Valuation Schedule in affect under the Credit Agreement immediately prior to the termination thereof.

         "Net Asset Value" has the meaning set forth in the Credit Agreement.

         "Offering Document" means (i) with respect to the Preferred Shares, the Confidential Private Placement Memorandum of the Borrower dated July 12, 2004 relating to the Preferred Shares, as such Confidential Private Placement Memorandum may be amended, supplemented, modified or updated from time to time in connection with the placement of additional series Preferred Shares and (ii) with respect to the Common Shares, the Confidential Private Placement Memorandum of the Borrower dated June 30, 2004 relating to the Common Shares of the Borrower, in each case, as amended or supplemented through the date hereof.

         "Operating Agreement" has the meaning set forth in the Credit
Agreement.

         "Organic Documents" has the meaning set forth in the Credit Agreement.

         "Over-Collateralization Test" has the meaning set forth in the Credit Agreement.

         "Permitted Liens" has the meaning set forth in the Credit Agreement.

         "Person" has the meaning set forth in the Credit Agreement.

         "Placement Agency Agreement" means the Placement Agency Agreement, dated July 13, 2004, between Lehman Brothers Inc., the Borrower and Tennenbaum Capital Partners, LLC, as the same may be amended, supplemented, modified or updated from time to time in accordance with its terms.

         "Pledge and Intercreditor Agreement" has the meaning set forth in the Credit Agreement.

         "Preferred Shares" means (i) the "Series A" money market cumulative preferred shares issued pursuant to the Statement of Preferences on the Closing Date and (ii) the money market cumulative preferred shares issued pursuant to the Statement of Preferences and identified by series, Date of Original Issue and amount in any Increase Endorsement to the Preferred Shares Insurance Policy.

         "Preferred Shares Auction Agency Agreement" has the meaning set forth in the Credit Agreement.

         "Preferred Shares Broker-Dealer Agreement" has the meaning set forth in the Credit Agreement.

         "Preferred Shares Insurance Agreement" means the Insurance and Indemnity Agreement, dated as of the Closing Date, between Ambac and the Borrower relating to the issuance of the Preferred Shares Insurance Policy.

         "Preferred Shares Insurance Policy" means the Preferred Shares Insurance Policy No. AB0780BE which guarantees the timely payment of dividends on certain of the Borrower's Preferred Shares and the payment of the aggregate liquidation preference on such preferred shares.

         "Premium" has the meaning set forth in the Premium Letter.

         "Premium Letter" means the Premium Letter, dated as of the Closing Date, between Ambac and the Borrower.

         "Proceeding" means the making of a trust, mortgage or assignment for the benefit of creditors involving all or substantially all of the assets of the Borrower (other than Permitted Liens); the voluntary or involuntary dissolution, winding up, total or partial liquidation, reorganization, bankruptcy, insolvency, receivership or marshalling of assets or liabilities of the Borrower; or any other statutory, common law or contractual proceeding or arrangement for the postponement or adjustment of all or a substantial part of the liabilities of the Borrower.

         "Rating Agency Condition" has the meaning set forth in the Credit Agreement.

         "Restricted Payment" means

                  (i) any payment or other distribution (including, without limitation, dividends) to any Common Shareholder of the Borrower in respect of Common Shares;

                  (ii) any payment or other distribution on account of the purchase, redemption, retirement or acquisition of any Common Share or other common equity interest in the Borrower; or

                  (iii) any payment in respect of any Subordinated Equity Securities.

         For the avoidance of doubt, payments on the Preferred Shares shall not be treated as Restricted Payments under this Agreement and may be paid by the Borrower at any time in accordance with the terms of the Operating Agreement.

         "Secured Hedging Transaction" has the meaning assigned to such term in the applicable Collateral Valuation Schedule.

         "Secured Parties Representative" has the meaning set forth in the Credit Agreement.

         "Senior Indebtedness" means all Indebtedness and other payment obligations (including, without limitation, interest that would accrue but for the filing of a petition initiating a Proceeding, whether or not a claim for such interest is allowed in the Proceeding) of the Borrower arising under or in respect of the Credit Agreement, the Lender Notes or other Credit Documents, the Secured Hedging Transactions, the Preferred Shares Insurance Agreement or this Agreement, whether outstanding on the Closing Date or thereafter created or incurred including obligations owing to the Custodian under the Custodial Agreement, to the Administrative Agent under the Credit Agreement, to the Secured Parties Representative under the Pledge and Intercreditor Agreement and to Ambac under this Agreement and the Preferred Shares Insurance Agreement; provided, however, that Senior Indebtedness shall not include any Indebtedness or such other obligations incurred in violation of the Credit Agreement.

         "S&P" has the meaning set forth in the Credit Agreement.

         "S&P Collateral Valuation Schedule" means Schedule 10 to the Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Credit Agreement and with the written consent of Ambac. If the Credit Agreement shall for any reason terminate prior to the termination of this Agreement, then the "S&P Collateral Valuation Schedule" shall be the S&P Collateral Valuation Schedule in affect under the Credit Agreement immediately prior to the termination thereof.

         "Special Member" has the meaning set forth in the Credit Agreement.

         "Statement of Preferences" means the Statement of Preferences of Money Market Cumulative Preferred Shares of Special Value Opportunities Fund, LLC, dated July 12, 2004, as amended, modified or supplemented from time to time in accordance with its terms.

         "Structured Product Transaction" has the meaning assigned to such term in the applicable Collateral Valuation Schedule.

         "Subordinated Equity Securities" has the meaning set forth in the Credit Agreement.

         "Subsidiary" has the meaning set forth in the Credit Agreement.

         "Term" has the meaning set forth in Section 5.1 of this Agreement.

         "Transaction Documents" means the Credit Agreement, the Pledge and Intercreditor Agreement, the Placement Agreement, the Custodial Agreement, the Investment Management Agreement, this Agreement, the Loans Insurance Policy, the Preferred Shares Auction Agency Agreement, the Lender Notes, the Certificate of Formation, the Operating Agreement, the Preferred Shares Insurance Policy and the Statement of Preferences.

         "Transactions" means the transactions contemplated by the Transaction Documents.

         "Valuation Date" has the meaning set forth in the Statement of Preferences.

         "Valuation Statement" has the meaning set forth in the Credit
Agreement.

1.2. Generic Terms. The term "hereof" or "herein" unless otherwise modified by more specific reference, shall refer to this Agreement. Unless otherwise specified, the term "Article" or "Section" shall refer to an Article or Section of this Agreement.

                                 ARTICLE II.

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         2.1. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows as of the date hereof and as of each date upon which any Loan is made under the Credit Agreement or, if earlier, as of the date specified in the representation or warranty set forth below or incorporated herein:

              (a) Transaction Documents. The representations and warranties of the Borrower set forth in the Transaction Documents are true and correct and are incorporated herein for the benefit of Ambac as if set forth in full herein.

              (b) Compliance with Laws. The Borrower has no notice nor any reasonable basis to believe that any practice, procedure or policy employed or proposed to be employed by it in the conduct of its business or which it expects to employ in the conduct of its business violates any law, rule, regulation, judgment or agreement applicable to it which, if enforced, would
(i) result in a Material Adverse Change with respect to it or impair the security interest created by the Pledge and Intercreditor Agreement in the Collateral or (ii) constitute grounds for the revocation of any license, charter, permit or registration which could reasonably be expected to result in a Material Adverse Change provided that this covenant set forth in this
Section 2.1(b) shall not be deemed violated with respect the Borrower's failure to comply with Section 18 of the Investment Company Act or any successor provision thereto, or any applicable "asset coverage" requirement set forth therein, in each case unless such failure shall have continued for ninety (90) days following the Valuation Date upon which such failure to comply commenced.

         2.2. Affirmative Covenants of the Borrower. Except as otherwise provided below, the Borrower hereby agrees that while any amounts are owing under the Credit Agreement or this Agreement, unless Ambac shall otherwise expressly consent in writing:

              (a) Corporate Existence. The Borrower shall (i) do or cause to be done all things necessary to preserve and keep in full force and effect its valid limited liability company existence under the laws of the jurisdiction of its organization, (ii) continue to be duly qualified and duly authorized to do business in each jurisdiction in which such qualification is necessary to the conduct of its business or to protect the validity and enforceability of the Transaction Documents and the security interest in the Collateral created in favor of the Secured Parties Representative pursuant to the Pledge and Intercreditor Agreement and (iii) conduct its business in accordance with the terms of the Organic Documents and the representation contained in Section
5.17 of the Credit Agreement.

              (b) Compliance With Applicable Laws. The Borrower shall comply with all applicable statutes, rules, regulations, orders and restrictions of any governmental authority, department, commission, board, regulatory authority, bureau, agency and instrumentality, in each respect of the conduct of its business and the ownership of its properties, except such as are being contested in good faith and by appropriate proceedings in a manner such as not to cause a Material Adverse Change, and except for such non-compliance as shall not, individually or in the aggregate, cause a Material Adverse Change. Without limiting the foregoing, the Borrower shall comply with Section 18 of the Investment Company Act or any successor provision thereto, and any applicable "asset coverage" requirement set forth therein; provided that this covenant set forth in Section 2.2(b) shall not be deemed violated with respect the Borrower's failure to comply with Section 18 of the Investment Company Act or any successor provision thereto, or any applicable "asset coverage" requirement set forth therein, in each case unless such failure shall have continued for ninety (90) days following the Valuation Date upon which such failure to comply commenced.

              (c) Maintenance of Licenses. The Borrower shall maintain all licenses, permits, charters and registrations which, if not maintained, could reasonably be expected to result in a Material Adverse Change.

              (d) Maintenance of Insurance. The Borrower shall maintain insurance (including directors and officers insurance and errors and omissions insurance) consistent with the type and amount of insurance carried by Persons engaging in similarly situated businesses.

              (e) Compliance with Transaction Documents. The Borrower shall comply in all material respects with the terms and conditions of, and perform in all material respects its obligations and enforce in all material respects its rights under, the Investment Management Agreement, the Operating Agreement, the Credit Agreement, the Statement of Preference, the Preferred Shares Insurance Agreement and each other Transaction Document to which it is a party.

              (f) Collateral Valuation. The rights of Ambac set forth in
Section 6.1.1(e) of the Credit Agreement shall survive the termination of the Credit Agreement and shall be deemed set forth herein in full.

              (g) Notice of Material Events. The Borrower will, in addition to any other notices, certificates or information provided pursuant to this Agreement, inform Ambac in writing of the occurrence of any of the following, promptly upon becoming aware thereof:

              (i) the commencement or threat of any rule-making or disciplinary proceeding or the promulgation of any proposed or final rule (other than a rule or proceeding which has general applicability to Persons including the Borrower) which could result in a Material Adverse Change with respect to the Borrower or impair in any material respect the security interest created by the Pledge and Intercreditor Agreement in the Collateral; and

              (ii) the commencement of any proceedings by or against it in any court of competent jurisdiction or before any governmental body or agency, or before any arbitration board, or the threat of any such proceedings, which either (i) involves an amount in dispute in excess of $25,000,000 (or, during the 18 months following the date hereof, $15,000,000) with the Borrower or (ii) if adversely determined, could result in a Material Adverse Change with respect to the Borrower or impair in any material respect the security interest created by the Pledge and Intercreditor Agreement in the Collateral;

              (iii) the receipt of notice from any agency or governmental body having authority over the conduct of its business that (A) it is being placed under regulatory supervision, (B) any license, permit, charter, membership or registration material to the conduct of its business is to be suspended or revoked, or (C) it is to cease and desist any practice, procedure or policy employed by it in the conduct of its business, and such cessation could result in a Material Adverse Change with respect to the Borrower or impair in any material respect the security interest created by the Pledge and Intercreditor Agreement in the Collateral;

              (iv) any change in the location of Borrower's jurisdiction of organization or any change in the location of the Borrower's books and records;

              (v) the occurrence of any Default or Event of Default;

              (vi) the commencement of any proceedings by or against the Borrower under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for the Borrower or any of its assets;

              (vii) the annual renewal (with a copy) of, and any material change to, the insurance maintained pursuant to Section 2.2(d) hereof; and

              (viii) the receipt of notice of any claim or order by any taxing authority that material taxes are owed by the Borrower.

              (h) Disclosure Document. Each Offering Document, as of its respective date, did not, and as of the Closing Date and each date it is delivered by or on behalf of the Borrower to investors does not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Borrower makes no representation or warranty as to the information contained in or omitted from the Offering Document in reliance upon and in conformity with the written information relating to Ambac the Preferred Shares Insurance Policy and the Loans Insurance Policy.

              (i) Audits; Recordkeeping.

              (i) The Borrower shall allow Ambac to conduct physical audits at the Borrower's expense, using Ambac's own personnel and/or agents employed on Ambac's behalf, of the assets of the Borrower as often as Ambac may reasonably deem necessary or desirable; provided, that, at any time prior to the occurrence of a Default, Ambac shall conduct not more than one physical audit in any one fiscal year of the Borrower; and provided, further, that upon the occurrence and during the continuance of a Default, Ambac may engage in any number of physical audits which Ambac deems necessary or desirable.

              (ii) The Borrower shall keep proper books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit Ambac, on reasonable notice and at reasonable times and intervals during ordinary business hours, to visit all of its offices and to discuss its financial matters with officers of the Borrower and its independent public accountants. The Borrower shall permit Ambac on reasonable notice and at reasonable times and intervals during ordinary business hours, to examine and make copies of any of the books or other records of the Borrower. In addition to the foregoing, the Borrower shall pay any reasonable fees of any independent public accountants or otherwise incurred in connection with the exercise by Ambac of its rights pursuant to this Section 2.2(i).

              (j) Further Assurances.

              (i) The Borrower shall at its own expense promptly take, or cause to be taken, such actions as may be necessary or desirable, in the reasonable judgment and at the request of Ambac, (A) to create and maintain the Lien of the Pledge and Intercreditor Agreement as a valid and perfected security interest of first-priority covering the Collateral and (B) to preserve and protect fully the perfected security interest of the Secured Parties Representative in, and all rights of the Secured Parties Representative with respect to, the Collateral, including, without limitation, the execution and filing of all necessary instruments, necessary to be kept and filed in such manner and in such places as may be required by law to preserve, protect and perfect fully the security interest of the Secured Parties Representative with respect to the Collateral.

              (ii) The Borrower shall, upon the reasonable request of Ambac, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable period of such request, such amendments or supplements hereto or to the other Transaction Documents, subject to the terms thereof, and such further instruments and take such further action as (in each case) may be reasonably necessary to effect the intention, performance and provisions of the Transaction Documents or to protect the interest of the Secured Parties Representative in the Collateral, free and clear of all Liens other than Permitted Liens.

              (iii) The Borrower shall cooperate with S&P and Moody's in connection with any review of the transactions contemplated by Transaction Documents which may be undertaken by S&P and Moody's after the Closing Date, in each case so long as Moody's or S&P, as applicable, is rating the credit risk underlying the Loans Insurance Policy.

              (iv) The Borrower will not use, or distribute to any Person for use, or permit the use of any Offering Document in connection with the offer and sale of the Preferred Shares unless such Offering Document includes or incorporates by reference such information as has been expressly furnished by Ambac for inclusion therein and the information therein or incorporated by reference therein concerning Ambac has been approved by Ambac in writing.

              (k) Use of Proceeds. The Borrower shall apply its funds towards the uses set forth in Section 6.1.17 of the Credit Agreement and towards the other sums payable by it as required or contemplated by the Transaction Documents and for no other purpose.

              (l) Additional Information. In addition to the information required to be delivered by the Borrower to Ambac pursuant to the terms of the Credit Agreement, the Borrower shall (i) forward or cause to be forwarded to Ambac all notices and reports which are required to be delivered to Moody's or S&P pursuant to the Transaction Documents, (ii) furnish to Ambac any such information that Ambac may reasonably request from time to time relating to the Borrower's business or the Collateral and (iii) furnish to Ambac on a monthly basis, or as otherwise set forth below, the following information with respect to the Collateral:

                  (1) the identity of each Fund Investment by name and the method of acquisition (i.e., originated or purchased in the secondary market); provided that with respect to any Fund Investment in the process of being accumulated by the Borrower, the Borrower may elect to provide a code name for such Fund Investment and, upon request from Ambac, orally identify such Fund Investment to Ambac by telephone;

                  (2) the Market Value Price of such Fund Investment;

                  (3) if applicable, the par value and number of units of such Fund Investment; and

                  (4) the classification of such Fund Investment by Asset Category (as defined in each Collateral Valuation Schedule) and by any classification set forth as a Portfolio Limitation (as defined in the applicable Collateral Valuation Schedule) ; provided that, at any time, if Moody's or S&P is no longer rating the Preferred Shares or the credit risk of the Preferred Shares Insurance Policy, then the Borrower shall no longer be required to deliver any information set forth in this Section 2.2 above to Moody's or S&P, as applicable.

         2.3. Negative Covenants of the Borrower. The Borrower hereby agrees that while any amounts are owing under the Credit Agreement or this Agreement, unless Ambac shall otherwise expressly consent in writing:

              (a) Preservation of Collateral. The Borrower shall not take any action, or fail to take any action, if such action or failure to take action could reasonably be expected to materially interfere with the enforcement of any rights under the Transaction Documents, including (but not limited to) any amendment of, or consent to any amendment of, the Investment Management Agreement, the Credit Agreement, the Pledge and Intercreditor Agreement, the Statement of Preferences or any consent to any waiver of rights or to any other action under or in respect of the Collateral, that change, amend or modify the rights, benefits or obligations of Ambac under any Transaction Document.

              (b) Issuance of Shares. The Borrower shall not issue any shares or rights, warrants or options in respect of capital shares or securities convertible into or exchangeable for shares, other than as issued or committed to be placed on the date hereof or, contemplated or expressly permitted by the Transaction Documents.

              (c) Impairment of Rights. The Borrower shall not permit the validity or effectiveness of the Lender Notes, or any Transaction Document (or the security interest created by the Pledge and Intercreditor Agreement) to be impaired in any material respect.

              (d) Limitation on Contractual Obligations.

                  (i) The Borrower shall not enter any Secured Hedging Transactions unless the contracts governing such Secured Hedging Transactions provide that Ambac shall have the explicit right to act on behalf of the Borrower thereunder to the extent permitted by applicable law and as approved by counsel for the Borrower regarding all terms and conditions pertaining to any such Secured Hedging Transactions.

                  (ii) The Borrower shall not acquire any Structured Product Transactions unless the contracts governing the acquisition of such Structured Product Transactions provide that Ambac shall have the explicit right to act on behalf of the Borrower thereunder to the extent permitted by applicable law and as approved by counsel for the Borrower regarding all terms and conditions pertaining to any such Structured Product Transactions.

              (e) Waivers or Amendments. Subject to Ambac's obligations set forth in Section 7.2 hereof, the Borrower shall not, except as expressly consented to by Ambac in writing or otherwise waive, modify or amend, or consent to any waiver, modification or amendment of any provisions of the Transaction Documents, which could reasonably be expected to be adverse in any material respect to the interests of Ambac. The Borrower shall notify Ambac and Moody's (so long as Moody's is rating the risk securing Ambac's obligations under the Loan Insurance Policy and the Preferred Shares Insurance Policy) five (5) Business Days prior to the effectiveness of any proposed amendment for which the consent of Ambac has not been sought.

              (f) Enforcement. Except as set forth in the Transaction Documents, the Borrower shall not take any action, or fail to take any action, if such action or inaction would materially interfere with the enforcement of any rights of Ambac or the Secured Parties Representative under any of the Transaction Documents.

              (g) Taxes. The Borrower shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments or other governmental charges levied or imposed upon the Borrower or upon any of its income, profits or property; provided, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with generally accepted accounting principles in the United States have been made or (ii) the failure of which to pay or discharge could not result in a Material Adverse Change or a material adverse effect on the Collateral.

              (h) Limitation on Indebtedness. The Borrower shall not create, incur or suffer to exist any Indebtedness other than as expressly permitted under Section 6.2.2 of the Credit Agreement.

              (i) Restriction on Business. The Borrower shall not engage in any business or activity other than those described in Section 5.17 of the Credit Agreement.

              (j) Mergers. Subject to Ambac's obligations set forth in Section 7.2, the Borrower shall not consolidate with or merge with or into any other Person or entity or convey or transfer its properties and assets substantially as an entirety to any Person or entity.

              (k) Liquidation; Insolvency. The Borrower shall not, prior to the date that is one year and one day after payment in full of all Senior Indebtedness and Preferred Shares and any of its obligations to Ambac, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or a substantial part of its property, or make any assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such or any similar action; provided, that the foregoing shall not prohibit any liquidation of the Borrower's assets in accordance with the terms of the Operating Agreement or the Pledge and Intercreditor Agreement or which results in (1) the payment in full of all Senior Indebtedness, the Preferred Shares and all obligations due and owing to Ambac under the Insurance Agreements and (2) the cancellation and surrender of the Insurance Policies.

              (l) Compliance With Organic Documents. The Borrower shall abide by the restrictions contained in its Organic Documents unless any failure could not reasonably be expected to be adverse in any material respect to the interests of Ambac.

              (m) Limitations on Restricted Payments. The Borrower shall not make any Restricted Payment; provided, that the Borrower may, at any time, make distributions (including dividends) to the Common Shareholders or repurchase, or make payments or distributions on account of the purchase, redemption, retirement or acquisition of, the Common Shares in the Borrower pursuant to and in accordance with the Operating Agreement so long as, immediately after such payments, distributions or repurchases (x) no Default, Event of Default, violation of Section 6.1.18 of the Credit Agreement (without giving effect to the grace periods provided for therein) or default or event of default under the Credit Agreement shall have occurred and be continuing,
(y) all representations and warranties in Article II hereof are true and correct in all material respects as of the date made, and (z) Company Equity (after giving effect to any Subordinated Equity Security) shall be equal to or greater than (1) Adjusted Contributed Company Capital or (2) in the case of Company Tax Distributions, Adjusted Contributed Company Capital minus $35,000,000; provided that the Borrower may, in connection with the issuance of any Subordinated Equity Securities, make distributions to its Common Shareholders and the holders of Subordinated Equity Securities in an amount which does not exceed the net proceeds to the Borrower of such issuance of Subordinated Equity Securities. Distributions (including dividends) or other payments or distributions on account of the purchase, redemption, retirement or acquisition of any Subordinated Equity Security may be made at any time only so long as (x) all representations and warranties in Article II hereof are true and correct in all material respects as of the date made and (y) immediately after giving effect thereto, no Default, Event of Default, violation of Section 6.1.18 of the Credit Agreement (without giving effect to the grace periods provided for therein) or default of event of default under the Credit Agreement shall have occurred or be continuing under the Credit Agreement.

         Notwithstanding the foregoing, in the event that any payment or other distribution (including, without limitation, any dividend) in respect of the Borrower's Common Shares would be required to be made in order to preserve the U.S. federal income tax status of the Borrower as a regulated investment company or to avoid the imposition of the excise tax under Section 4882 of the Code (e.g., because the requisite consents from the Common Shareholders for a "consent dividend" (as defined in Section 565 of the Code) for U.S. federal income tax purposes have not been obtained by the Borrower in accordance with the terms of the Operating Agreement), such payment or distribution may be distributed for the benefit of the Common Shareholders and deposited into the Common Shareholders' Escrow Account established pursuant to the Custodial Agreement. Funds deposited in the Common Shareholders' Escrow Account shall not be released to the Common Shareholders unless and until the Borrower complies with the restrictions set forth in the preceding paragraph. If the requisite consents from the Common Shareholders for a "consent dividend" have been obtained, the Borrower shall be permitted to pay any U.S. withholding taxes arising in respect of such "consent dividend".

              (n) Investment Holding Subsidiary Documentation. The Borrower shall provide Ambac prompt notice of the creation of an Investment Holding Subsidiary and deliver with such notice a copy of the organizational documents of such Investment Holding Subsidiary.

              (o) Manager-Owned Securities.

                  (i) The Borrower shall not issue any Indebtedness or membership interests to the Investment Manager and/or any affiliate of the Investment Manager under any contract or agreement that would permit the Investment Manager to vote or direct any action related to the removal or replacement of the Investment Manager.

                  (ii) The Borrower shall not purchase any securities issued by issuers of structured finance securities which are managed by the Investment Manager.

                                 ARTICLE III.

              CONDITIONS TO ISSUANCE OF THE LOANS INSURANCE POLICY

         3.1. Issuance of the Loans Insurance Policy. Ambac agrees to issue the Loans Insurance Policy, (a) subject to the Credit Agreement being in effect on the Closing Date and (b) further subject to satisfaction of the conditions precedent set forth below in this Article III.

         3.2. Payment of Fees. (a) The Borrower shall have paid or provided for the payment of all fees and expenses incurred in connection with its formation and maintenance in Delaware and (b) pursuant to the letter governing Ambac's engagement and the Premium Letter, the Borrower shall have paid or shall have arranged for the payment of (i) the fees of Ambac's counsel (plus disbursements) in connection with the Transactions, (ii) all initial rating agency fees of S&P and Moody's and (iii) Ambac's out-of-pocket expenses, including, but not limited to, travel costs in the case of clauses (a) and (b) through such date.

         3.3. Closing Documents. (a) Ambac shall have confirmed to its satisfaction that all conditions to be satisfied under each Transaction Document have been satisfied on or prior to the Closing Date, and (b) simultaneously herewith, Ambac shall have received an executed copy of each Transaction Document, in form and substance reasonably satisfactory to Ambac.

         3.4. Certified Documents and Resolutions. Ambac shall have received a copy of (i) the Organic Documents (as amended in accordance with the terms hereof and thereof through the date of delivery), and (ii) the resolutions of the Borrower's Board of Directors authorizing the execution, delivery and performance by the Borrower of each of the Transaction Documents (as amended in accordance with the terms hereof and thereof through the date of delivery), and the performance by the Borrower of the Transactions, certified by an authorized representative of the Borrower (which certificate shall state that such Organic Documents, resolutions and the Transaction Documents are in full force and effect without modification on the Closing Date).

         3.5. Incumbency Certificate. Ambac shall have received a certificate of the Secretary or an Assistant Secretary or a Director of the Borrower certifying the names and signatures of the authorized representatives of the Borrower authorized to execute and deliver each Transaction Document to which it is a party and certifying that shareholder consent to the execution and delivery of such documents has been obtained or is not necessary.

         3.6. Representations and Warranties. The representations and warranties of the Borrower in this Agreement shall be true and correct in all material respects as of the date hereof or, if earlier, such other date so specified in such representation or warranty, and Ambac shall have received a certificate of an Authorized Officer of the Borrower to that effect.

         3.7. Opinions of Counsel. Ambac shall have received all opinions of counsel addressed to Ambac in respect of the Borrower, the Collateral, the Transaction Documents, certain corporate, security and securities law matters, certain matters relating to the other parties to the Transaction Documents and the Transactions, each addressing such matters as Ambac may reasonably request, and all such legal opinions shall be in form and substance reasonably satisfactory to Ambac.

         3.8. Approvals, etc. Ambac shall have received true and correct copies of all approvals, licenses and consents, if any, required to be obtained by the Borrower in connection with the Transactions.

         3.9. No Litigation, etc. There is no pending or, to the best knowledge of the Borrower, threatened, litigation, action, proceeding, order, investigation or claim, at law or in equity before any governmental authority effecting the Borrower or the Investment Manager or any of their respective properties, assets or revenues which could reasonably be expected to result in Material Adverse Change to the Borrower.

         3.10. Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court which would make the Transactions or the Transaction Documents illegal or otherwise prevent the consummation thereof.

         3.11. Shadow Ratings. Ambac shall have received confirmation, satisfactory to it, that the risk secured by the Loans Insurance Policy constitutes an "AA" risk by S&P and the risk securing Ambac's obligations under the Loans Insurance Policy and the Preferred Shares Insurance Policy, collectively, constitutes an "Aa2" risk by Moody's.

         3.12. Filings and Recording. Ambac shall have received evidence reasonably satisfactory to it of the filing and/or recording in all necessary jurisdictions (or such filing and/or recording having been provided for in a manner reasonably satisfactory to Ambac) of all documents and such appropriate instruments, in form and substance reasonably satisfactory to Ambac, as may be necessary in the reasonable opinion of Ambac to perfect the security interests created by the Pledge and Intercreditor Agreement, and all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing shall have been paid. The Borrower shall be, as of the Closing Date, in compliance with the terms of the Transaction Documents to which it is a party.

         3.13. No Default. No Default or Event of Default shall have occurred hereunder (as defined herein) or "default" or "event of default" under any Transaction Document (in each case, as defined therein) shall have occurred thereunder.

         3.14. Additional Items. Ambac shall have received such other documents, instruments, approvals or opinions requested by Ambac as may be reasonably necessary to effect the Transactions, including but not limited to evidence satisfactory to Ambac that the conditions precedent, if any, in the Transaction Documents have been satisfied or waived in writing.

                                 ARTICLE IV.

                         REIMBURSEMENT; INDEMNIFICATION

         4.1. Policy Premium. The Borrower shall pay to Ambac the Premium payable at the times and in the amounts specified in the Premium Letter.

         4.2. Reimbursement and Additional Payment Obligation. (a) The Borrower shall pay to or on behalf of Ambac (in accordance with the instructions of Ambac, and subject to the terms of the Credit Agreement) the following (together with amounts payable under Section 4.2(b) below, collectively, the "Accrued Liabilities")

              (i) all amounts paid by Ambac under the Loans Insurance Policy for the benefit of the lenders under the Credit Agreement (unless such amounts have previously been repaid to Ambac);

              (ii) all amounts advanced or paid by Ambac (but not in the form of a payment under the Loans Insurance Policy) under the Transaction Documents or any substitute therefor; and

              (iii) all reasonable out-of-pocket costs and expenses incurred in connection with the Transactions by Ambac, including, but not limited to, (A) rating agency fees and (B) attorneys' and accountants' fees and expenses in connection with (i) any accounts established to facilitate payments under the Loans Insurance Policy, this Agreement or the Credit Agreement, (ii) the administration, enforcement, defense or preservation of any rights in respect of the Transaction Documents or the Loans Insurance Policy, (iii) the foreclosure against or sale or other disposition of any Collateral or pursuit of any other remedies under any of the Pledge and Intercreditor Agreement or the other Transaction Documents (to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition of the Collateral), or (iv) any amendment, waiver or modification or consent with respect to or related to the Credit Agreement or the other Transaction Documents, to the extent not initiated by Ambac, whether or not executed or completed.

              (b) The Borrower shall pay to or at the direction of Ambac, the amounts owed under Section 4.2(a) above, together with interest accrued thereon at the Accrued Liabilities Interest Rate for the period from, (A) in the case of amounts due under Section 4.2(a)(i), the date Ambac paid or advanced such amounts and (B) in the case of amounts due under any other provision of Section 4.2(a), three (3) Business Days after the earlier of (i) the date of Ambac's delivery of notice to the Borrower that such amounts are payable and (ii) the date the Issuer knew of such payment, until, in either case, the date such amounts are paid in full. Such amounts shall be paid to or at the direction of Ambac, on or prior to the third Business Day after the Borrower's receipt of notice from Ambac that such amounts are payable, out of funds available under the Pledge and Intercreditor Agreement.

         4.3. Indemnification by Borrower. The Borrower agrees to pay, and to protect, indemnify and save harmless, Ambac and its officers, directors, shareholders, employees, agents and each Person, if any, who controls Ambac within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against all Losses incurred by reason of:

              (i) any statement, omission or action (other than of or by Ambac) in connection with the offering, issuance, sale or delivery of the Lender Notes, the Preferred Shares or the Common Shares;

              (ii) the negligence, bad faith, willful misconduct, misfeasance, malfeasance or theft committed by any director, officer, employee, agent or advisor of the Borrower in connection with any Transaction Document;

              (iii) the violation by the Borrower of any domestic or foreign law, rule or regulation, including, but not limited to, any securities or banking law, rule or regulation in connection with any issuance, offer and sale of the Lender Notes, the Preferred Shares or the Common Shares, or any judgment, order or decree applicable to it;

              (iv) the breach by the Borrower of any representation, warranty or covenant under any of the Transaction Documents or any agreement, certificate or instrument executed in connection therewith or any event of default under any Transaction Document or any agreement, certificate or instrument executed in connection therewith or any event which, with the giving of notice or the lapse of time or both, would constitute an event of default thereunder; or

              (v) any untrue statement or alleged untrue statement of a material fact contained in the Offering Document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such claims arise out of or are based upon any untrue statement or omission in information included in the Offering Document furnished by Ambac expressly for use therein (all such information so furnished being referred to herein as "Ambac Information").

         4.4. Conduct of Actions or Proceedings. In the event that any action or regulatory proceeding shall be commenced or claim asserted which may entitle Ambac, any officer, director, shareholder, employee or agent of Ambac or any Person controlling Ambac (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") to be indemnified under this Agreement, such party shall give the Borrower (the "Indemnifying Party") written or telegraphic notice of such action or claim reasonably promptly after receipt of written notice thereof; provided, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability it may have to an Indemnified Party otherwise than under this Section 4.4. If any such action or claim shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. The Indemnified Party shall have the right to employ its own counsel in any such action in addition to the counsel retained by the Indemnifying Party for the benefit of the Indemnified Party, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (a) the employment of counsel by the Indemnified Party at the Indemnifying Party's expense has been authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has not in fact employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time after receiving notice of the commencement of the action, or (c) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnifying Party and one or more Indemnified Parties, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys in addition to local counsel at any time for all Indemnified Parties), which firm shall be designated in writing by the Indemnified Parties) in which cases the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party and all such fees and expenses shall be reimbursed promptly as they are incurred. The Indemnifying Party shall not be liable for any settlement of any such claim or action unless the Indemnifying Party shall have consented thereto or be in default in its obligations hereunder. Any failure by an Indemnified Party to comply with the provisions of this Section shall relieve the Indemnifying Party of liability only if such failure is prejudicial to the position of the Indemnifying Party and then only to the extent of such prejudice. The Indemnified Party may assume the defense of any such action or claim in reasonable cooperation with, and with the reasonable cooperation of, the Indemnifying Party.

         4.5. Contribution. (a) To provide for just and equitable contribution if the indemnification provided by any Indemnifying Party is determined to be unavailable or insufficient (other than due to the application of Section 4.4) to hold harmless any Indemnified Party in respect of any Losses referred to in this Article IV, such Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as shall be appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, with respect to the matter that resulted in such Losses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) above but also the relative benefits received by each of such parties from the Transactions; provided, however, that an Indemnifying Party shall in no event be required to contribute to all Indemnified Parties an aggregate amount in excess of the Losses incurred by such Indemnified Parties resulting from the breach of representations, warranties or agreements contained in this Agreement.

              (b) The relative fault of each Indemnifying Party, on the one hand, and of each Indemnified Party, on the other, shall be determined by reference to, among other things, whether the breach of, or alleged breach of, any representations, warranties or agreements contained in this Agreement relates to information supplied by, or action within the control of, the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and Opportunities to correct or prevent such breach. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 4.5 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein.

              (c) The parties agree that Ambac shall be solely responsible for the Ambac Information included in any Offering Document and that the remainder of each Offering Document shall be the responsibility of the Borrower and/or the respective underwriter or placement agent.

              (d) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

              (e) Upon the incurrence of any Losses entitled to contribution hereunder, the contributor shall reimburse the party entitled to contribution promptly upon establishment by the party entitled to contribution to the contributor of the Losses incurred.

         4.6. Payment Procedure. All payments to be made to Ambac under this Agreement shall be paid to Ambac in lawful currency of the United States of America in immediately available funds on the date when due (in accordance with the terms of the Pledge and Intercreditor Agreement) to the account specified in the Premium Letter or as Ambac shall otherwise direct by written notice to the other parties hereto. In the event that the date of any payment to Ambac or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date.

                                  ARTICLE V.

                               FURTHER AGREEMENTS

         5.1. Effective Date; Term of Agreement.

              (a) This Agreement shall be in effect for the period (the "Term") from the Closing Date until the later of (i) such time as Ambac is no longer subject to a claim under the Loans Insurance Policy and the Loans Insurance Policy shall have been surrendered to Ambac for cancellation and
(ii) such date as all amounts payable to Ambac under this Agreement shall have been paid in full; provided, however, that the provisions of Article IV hereof shall survive any termination of this Agreement.

              (b) The Borrower shall have the right, upon ten (10) Business Days' notice to Ambac to pay any and all amounts due and payable to Ambac hereunder in full or in part. Upon any such payment, Ambac shall, to the extent permitted under the Loans Insurance Policy and applicable law, at the Borrower's expense cooperate with the Borrower to seek the surrender and cancellation of the Loans Shares Insurance Policy; provided that nothing set forth in this sentence shall be deemed to, or construed in any manner to purport to, alter or modify the Loans Insurance Policy in any respect.

         5.2. Obligations Absolute. (a) The obligations of the Borrower hereunder and under each Transaction Document to which it is a party (subject to the limitations in each such Transaction Document) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement or the relevant Transaction Document, as applicable, irrespective of:

              (i) (A) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to, any of the Transaction Documents or (B) any amendment, endorsement or other modifications of, or waiver with respect to, the Loans Insurance Policy;

              (ii) any exchange or release of any obligations hereunder;

              (iii) the existence of any claim, set-off, defense (other than the defense of payment in full), reduction, abatement or other right which the Borrower may have at any time against Ambac or any other Person;

              (iv) any document presented in connection with the Loans Insurance Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that such document is reasonably believed by Ambac to be genuine;

              (v) any payment by Ambac under the Loans Insurance Policy against presentation of a certificate or other document which does not strictly comply with terms of the Loans Insurance Policy, provided that it complies with the same in all material respects;

              (vi) any failure of the Borrower to receive the proceeds from the Loans and the issue of the Lender Notes;

              (vii) any breach by the Borrower of any representation, warranty or covenant contained in any Transaction Document to which it is a party; or

              (viii) any other circumstances, other than payment in full, which might otherwise constitute a defense available to, or discharge of, the Borrower in respect of any Transaction Document.

              (b) The Borrower agrees to the extent permitted by law to be bound by this Agreement and:

              (i) to the extent permitted by law, to waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges in respect of indebtedness, obligations and security evidenced by any Transaction Document or by any extension or renewal thereof;

              (ii) except as specifically provided for in the Transaction Documents, to waive presentment and demand for payment, notices of nonpayment and dishonor, protest of dishonor and notice of protest;

              (iii) to waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required by the Transaction Documents; provided that failure to provide a notice does not reduce the duration of any cure period applicable hereunder;

              (iv) to waive all rights of abatement, diminution, postponement or deduction, or to any defense other than payment, or to any right of set-off or recoupment arising out of any breach under any of the Transaction Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to the Borrower;

              (v) that its liabilities hereunder shall be unconditional and without regard to any set-off, counterclaim or the liability of any other Person for the payment hereof;

              (vi) that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

              (vii) to consent to any and all extensions of time that may be granted by Ambac with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and

              (viii) to consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

              (c) Nothing herein shall be construed as prohibiting the Borrower from pursuing any rights or remedies it may have against any other Person in a separate legal proceeding.

         5.3. Assignments; Reinsurance; Third-Party Rights. (a) This Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign its rights under this Agreement, or delegate any of its duties hereunder, without the prior express written consent of Ambac, except to the extent provided in the Transaction Documents. Any assignment of this Agreement by the Borrower without the prior express written consent of Ambac shall be null and void.

              (b) Ambac shall have the right to grant participations in its rights under this Agreement and to enter into contracts of reinsurance with respect to the Loans Insurance Policy upon such terms and conditions as Ambac may determine in its sole discretion; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve Ambac of any of its obligations hereunder or under the Loans Insurance Policy.

              (c) In addition, Ambac shall be entitled to assign or pledge to any bank or other lender providing liquidity or credit with respect to the Transactions or the obligations of Ambac in connection therewith, any rights of Ambac under the Transaction Documents or with respect to any real or personal property or other interests pledged to Ambac or in which Ambac has a security interest, in connection with the Transactions, subject in each case to the Liens granted pursuant to the Transaction Documents, provided that no such bank or other lender shall thereby obtain any direct right against the Borrower and further provided that no such assignment or pledge shall give any assignee the right to exercise any discretionary authority that the Transaction Documents provide shall be exercisable by Ambac and further provided that no such assignment shall relieve Ambac of any of its obligations hereunder or under the Loans Insurance Policy.

              (d) Except as provided herein with respect to participants, reinsurers and Indemnified Parties, nothing in this Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Lender, other than Ambac, against the Borrower, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. No Person other than Ambac shall have any right to payment from any premiums paid or payable hereunder or from any other amounts paid by the Borrower pursuant to Article IV.

         5.4. Liability of Ambac. Neither Ambac nor any of its officers, directors or employees shall be liable or responsible for:

              (a) the use which may be made of the Loans Insurance Policy by the Administrative Agent or for any acts or omissions of the Administrative Agent in connection therewith;

              (b) the validity, sufficiency, accuracy or genuineness of documents delivered to Ambac in connection with any claim under the Loans Insurance Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, inaccurate, insufficient, fraudulent or forged (unless Ambac shall have actual knowledge thereof), provided that such document is reasonably believed by Ambac to be genuine; or

              (c) any acts or omissions of the Administrative Agent, the Investment Manager or the Borrower in connection with the Collateral other than such acts or omissions that are at the written direction (which shall include any direction sent electronically or by facsimile) of Ambac.

         In furtherance and not in limitation of the foregoing, Ambac may accept documents that reasonably appear on their face to be in order, without responsibility for further investigation.

                                 ARTICLE VI.

                          EVENTS OF DEFAULT; REMEDIES

         6.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

              (a) the occurrence of "event of default" under any of the Transaction Documents, including, but not limited to, an "Event of Default" under the Credit Agreement;

              (b) any demand for payment shall be made under and in accordance with the terms of the Loans Insurance Policy;

              (c) any representation or warranty made by the Borrower under any Transaction Document to which it is a party, or in any certificate or report furnished under any such Transaction Document, shall prove to have been untrue or incorrect in any material respect when made or deemed made, and the Borrower, as applicable, shall fail to cure such breach of representation or warranty within the time period specified in such Transaction Document;

              (d) (i) the Borrower shall fail to pay when due any material amount payable by it under any Transaction Document to which it is a party in accordance with the terms thereof, including, without limitation, any grace period thereunder; (ii) the Borrower shall have asserted that any of the Transaction Documents to which it is a party is not valid and binding on any party thereto; or (iii) any court, governmental authority or agency having jurisdiction over any of the parties to any of the Transaction Documents or any property thereof shall find or rule that any material provision of any of the Transaction Documents is not valid and binding on any of the parties thereto (other than Ambac);

              (e) the Borrower shall fail to perform or observe in any material respect any other covenant or agreement to be performed or observed by it hereunder or under any Transaction Document to which it is a party (except for the obligations described under clause (c) or (d) above) and such failure shall continue for a period of 30 days or more after the earlier of
(x) notice thereof having been given to the Borrower by Ambac or (y) the first date on which a portfolio manager, senior accounting officer or controller of the Borrower had actual knowledge of such default;

              (f) an aggregate principal amount of any Indebtedness of the Borrower or any subsidiary of the Borrower equal to or exceeding 0.80% of the Net Asset Value shall become due and payable (whether at maturity, by acceleration or otherwise) and not be paid or satisfied in full, or the holder of such Indebtedness shall be entitled to require the Borrower or any such subsidiary to repay, repurchase, redeem, defease or otherwise retire for value such Indebtedness, in whole or in part, prior to its scheduled payment date (in each case, after giving effect to any grace periods applicable thereto);

              (g) any default by the Borrower in the payment when due (whether at stated maturity or by acceleration, mandatory prepayment or otherwise) of any amount in excess of 3.0% of the Net Asset Value (after giving effect to any grace periods applicable thereto) required to be paid by it under any Secured Hedging Transaction (other than any such amount that is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrower's books), and such default shall continue unremedied for a period of ten (10) Business Days or more;

              (h) any final judgments or orders (not subject to appeal) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of 1.5% of the Net Asset Value (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Borrower, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired;

              (i) the Borrower shall become (i) insolvent or generally fail to pay, or admit in writing its inability to pay, Indebtedness as it becomes due;
(ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, Indebtedness arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or (v) take any action authorizing, or in furtherance of, any of the foregoing;

              (j) any Lien on any Collateral granted shall, at any time after delivery of the respective Collateral Documents, cease to be fully valid and perfected as a first-priority Lien, except (i) for Permitted Liens, (ii) Liens on Fund Investments the Market Value of which if excluded from the Collateral would not cause a violation of the Over-Collateralization Test (in each case, without giving effect to any applicable grace period) or (iii) as otherwise expressly permitted hereunder or under such Collateral Documents;

              (k) the Borrower ceases to be a registered "investment company" under the Investment Company Act for more than ninety (90) days;

              (l) the Borrower shall be dissolved or terminated, and not reconstituted substantially simultaneously therewith (and in no event later than the same day) in accordance with the Operating Agreement; and

              (m) the Investment Manager is removed or terminated pursuant to the Investment Management Agreement or is otherwise no longer the investment advisor to the Borrower and Ambac has not approved the new Investment Manager within thirty (30) days; provided, however, it shall not be an Event of Default under this Agreement if, at any point in time, there fails to be an Investment Management Agreement in place and such failure is due to the fact that such Investment Management Agreement could not timely be renewed for a period of less than twenty (20) Business Days because of (i) the death of a Director or other person necessary for renewal, (ii) an act of terrorism, war, civil disturbance or other hostility, (iii) a breakdown in mass communication or (iv) any force majeure, or any other cause not within the control of any party to this Agreement or the Investment Management Agreement.

         6.2. Remedies; Waivers.

              (a) Upon the occurrence and during the continuance of an Event of Default, Ambac may exercise any one or more of the rights and remedies set forth below:

              (i) exercise any rights and remedies available to Ambac under the Transaction Documents in its own capacity or in its capacity as Controlling Class or Controlling Class under the Pledge and Intercreditor Agreement; and

              (ii) subject to the provisions of the Transaction Documents, take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Transaction Documents or to enforce performance of any obligation of the Borrower under any Transaction Document to which it is a party.

              (b) Unless otherwise expressly provided, whether or not an Event of Default is continuing, no remedy herein conferred upon or reserved to Ambac is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Transaction Documents or existing at law or in equity. No delay or failure to exercise any right or power occurring under any Transaction Document upon the occurrence of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

              (c) If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to Ambac, then and in every such case the parties hereto shall, subject to any determination in such proceeding, be restored to their respective former positions hereunder, and, thereafter, all rights and remedies of Ambac shall continue as though no such proceeding had been instituted.

              (d) Without prejudice to the rights of the other parties to the Transaction Documents, Ambac shall have the right, to be exercised in its sole discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by Ambac and delivered to the Borrower. Any such waiver may only be affected in writing duly executed by Ambac, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

                                 ARTICLE VII.

                                 MISCELLANEOUS

         7.1. Amendments, etc. This Agreement may be amended, modified or terminated only by written instrument or written instruments signed by the parties hereto. No act or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.

         7.2. Restructuring of the Borrower. Ambac hereby acknowledges that in order to preserve the economics of the Carried Interest (as defined in the Operating Agreement) payable to the Special Member, the Borrower may desire to establish a partnership, limited liability company or other business entity through which it would conduct substantially all its investment activities, and in order to achieve that desired objective, Ambac agrees to reasonably cooperate with the Borrower, at the sole expense of the Borrower, to amend, supplement or otherwise modify the terms and provisions of the Credit Agreement, the this Agreement, the Preferred Shares Insurance Agreement, the Preferred Shares Auction Agency Agreement and the Preferred Shares Broker-Dealer Agreement or any of the Collateral Documents, in each case in a manner that would not result in a Material Adverse Change; provided that upon any such amendment, supplement or modification, the Rating Agency Condition shall be satisfied.

         7.3. Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail, electronic mail or personally delivered or telecopied to the recipient as follows:

              (a) To Ambac:

                          Ambac Assurance Corporation
                          One State Street Plaza
                          New York, NY  10004
                          Attention:  Risk Management, Structured Finance
                            and Credit Derivatives
                          Telecopy No.:  (212) 480-3682
                          Email: sfcdsurv@ambac.com

     (in each case in which notice or other communication to Ambac refers to an Event of Default, a claim on the Loans Insurance Policy or any other event with respect to which failure on the part of Ambac to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the General Counsel and shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

              (b) To the Borrower:

                           Special Value Opportunities Fund, LLC
                           Attn: Mark K. Holdsworth
                           11100 Santa Monica Blvd., Suite 210
                           Los Angeles, CA 90025
                           Tel:  (310) 566-1005
                           Fax:  (310) 566-1010

                           and on or after August 1, 2004:

                           Special Value Opportunities Fund, LLC
                           Attn: Mark K. Holdsworth
                           2951 28th St., Suite 1000
                           Santa Monica, CA 90405
                           Tel:  (310) 566-1004
                           Fax:  (310) 566-1010


         A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt.

         7.4. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or make unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

         7.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS.

         7.6. Consent to Jurisdiction. (a) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND ANY APPELLATE COURT WHICH HEARS APPEALS FROM ANY COURT THEREOF, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND TO OR IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD OR DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.

              (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

         The Borrower shall appoint and designate an agent for acceptance of service of legal process in the City of New York. The Borrower agrees that service of such process upon such Person shall constitute personal service of such process upon it. The name and address of such process agent is:

                          CT Corporation
                          111 8th Avenue
                          New York, New York  10011

              (c) Nothing contained in the Agreement shall limit or affect Ambac's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Transaction Documents against the Borrower or their property in the courts of any jurisdiction.

         7.7. Consent of Ambac. In the event that Ambac's consent is required under any of the Transaction Documents, the determination whether to grant or withhold such consent shall be made by Ambac in its sole discretion, except as otherwise expressly provided therein without any implied duty towards any other Person.

         7.8. Counterparts. This Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

         7.9. Headings. The headings of articles and sections and the table of contents contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation.

         7.10. Trial by Jury Waived. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THIS WAIVER.

         7.11. Limited Liability. No recourse under this Agreement or any other Transaction Document shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate, advisor or securityholder of any party hereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Transaction Documents or the Loans Insurance Policy, it being expressly agreed and understood that each Transaction Document is solely a corporate obligation of each party hereto (but only to the extent such party is a party to such Transaction Document), and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate, advisor or securityholder for breaches by any party hereto of any obligations under the Agreement or any other Transaction Document is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Agreement.

         7.12. Entire Agreement. This Agreement, the Loans Insurance Policy, the Premium Letter and the Credit Agreement sets forth the entire agreement between the parties with respect to the subject matter thereof, and this Agreement, the Loans Insurance Policy, the Premium Letter and the Credit Agreement supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

         7.13. Limited Recourse. Notwithstanding any other provision hereof, the obligations of the Borrower hereunder are limited recourse obligations payable solely from the Collateral in accordance with the Pledge and Intercreditor Agreement and with the subordination provisions of the Pledge and Intercreditor Agreement, and following the exhaustion of the Collateral, any unsatisfied claims shall be extinguished and shall not thereafter revive.

         7.14. No Bankruptcy Petition. Ambac covenants and agrees that, prior to the date which is one year and one day or, if longer, the applicable preference period then in effect, after the payment in full of all Senior Indebtedness and Preferred Shares, it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy, insolvency, reorganization or similar law.

         7.15. Location of Delivery, etc. The parties hereto acknowledge that this Agreement has been executed by Ambac, that this Agreement has been delivered by the parties hereto and that the Loans Insurance Policy have been issued and delivery received, all in the State of New York.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Insurance and Indemnity Agreement as of the day and year first above written.

                                      AMBAC ASSURANCE CORPORATION



                                      By:    /s/ Jennifer A. Meyer
                                          -------------------------------
                                         Name:   Jennifer A. Meyer
                                         Title:  First Vice President



                                     SPECIAL VALUE OPPORTUNITIES FUND, LLC


                                      By:  /s/ Howard Levkowitz
                                          -------------------------------
                                         Name:  Howard Levkowitz
                                         Title: Secretary